Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 16, 2021, relating to the consolidated financial statements of NextEra Energy Partners, LP (NEP), and the effectiveness of NEP’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of NEP for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boca Raton, Florida
November 30, 2021